MEDICAL ADVISORY BOARD AGREEMENT
of

CONEXEU SCIENCES INC.

This Engagement Agreement ("Agreement") made and entered into this 23rd day of  October, 2025, by and between Conexeu Sciences Inc., a company existing under the laws of Nevada ("Company"), and Dr. Z. Paul Lorenc, an individual residing in the State of New York, USA ("Advisor"). Company and Advisor may be referred to herein individually as "Party" or collectively as "Parties."

RECITALS

WHEREAS, Company desires to employ Advisor to serve as a member of the Medical Advisory Board of the Company upon the terms and conditions set forth in this Agreement;

WHEREAS, Advisor wishes to accept the engagement, upon the terms and conditions contained herein;

WHEREAS, the Parties to this Agreement wish to set forth in writing such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, Company and Advisor hereby agree as follows:

1. Engagement.  Advisor's engagement under this Agreement shall commence on November 1, 2025 (the "Effective Date") and will continue indefinitely subject to the termination provisions set out herein (the "Term").

2. Position and Responsibilities. During the Term of Advisor's engagement hereunder, Advisor agrees to serve as a member of the Company' Medical Advisory Board, performing the relevant duties and responsibilities or an advisor to the board of directors. At all times, Advisor agrees to use best efforts in fulfilling the duties and services assigned by board of directors of the Company and to dedicate Advisor's time in amounts commensurate with what the duties and services require. Advisor shall devote their skills, training, knowledge, attention, energies, and best efforts to rendering professional medical and related advisory services on behalf of Company.

3. Commitment.  Advisor shall act in the best interests of Company at all times. Advisor shall not accept nor hold any position as an Advisor, or any like position for or on behalf of any entity which is directly or indirectly in competition with the Company without the prior written approval of Company, which shall not be unreasonably conditioned or withheld.

4. Compensation and Reimbursement of Expenses.

a. Salary. For all services rendered by Advisor in any capacity during Advisor's engagement under this Agreement, Company shall pay Advisor as compensation a monthly base compensation the amount of USD $9900.00. Such base compensation shall be paid in common shares of the Company based on the price of the most recent financing at the time, and or if the Company is publicly traded the 20 day volume weighted average pricing of the common shares immediately prior to the payment due.  The Board Member agrees and acknowledges that all such common shares issued under this Agreement to the Board Member, will be subject to escrow provisions, and all such common shares/ options/RSU's/warrants will be added upon each issuance to the Advisor's existing voluntary pooling agreement ("Escrow Agreement") dated March 14, 2025.

Advisory Agreement

b. Transaction Bonus:  In the event that the Advisor is directly responsible for the referral or introduction to a third party, that is arm's length, that makes an investment in the Company or its assets, or  acquires all or  portion of the  Company's assets ( a "Transaction") then the Advisor will be entitled to fee equal to  2.5% of the value of the Transaction, to a maximum of $5 million. (a "Transaction Bonus"), which such Transaction Bonus may be paid in either either the form of consideration paid in connection with the Transaction, cash or equity or a blend thereof, at the sole discretion of the Company.  In the event the Advisor is no longer an Advisor to the Company at the time of the completion of any Transaction that resulted from a direct introduction or referral from the Advisor, the Advisor is still entitled to the Transaction Bonus if such Transaction is completed within 12 months of the Termination of this Agreement. Advisor acknowledges and agrees that they will enter into such further agreements as may be required or advisable to give effect to the Transaction Bonus .

c. Stock Options: The Company has implemented a Stock Option Plan (the "Stock Option Plan"). The Company will grant to the Advisor NIL stock options ("Options") pursuant to the terms and conditions of the Stock Option Plan. Upon satisfaction of the vesting conditions set forth below and in accordance with the terms and conditions of the Stock Option Plan, upon exercise and the payment of $NIL to the Company, each option will entitle the Advisor to receive one (1) common share in the capital of the Company. The Stock Option certificate formalizing the grant will confirm the following terms (subject to the terms of the Stock Option Plan and all applicable securities laws and approval by any securities exchange or regulatory authorities as may be required):

(a) the expiry date of the Options will be the date that is five (5) years from the grant date (the "Expiry Date);

(b) the Advisor may elect to exercise the Options at any time after the date of grant and prior to the Expiry Date, subject to the satisfaction of the following vesting conditions:

(i) 0% of the Options will vest immediately on the date of grant;

(ii) 25% of the Options will vest on the date that is three (3) months from the date of grant;

(iii) 25% of the Options will vest on the date that is six (6) months from the date of grant;

(iv) 25% of the Options will vest on the date that is nine (9) months from the date of grant; and

Advisory Agreement

(v) 25% of the Options will vest on the date that is twelve (12) months from the date of grant; and

(c) the Expiry Date may be accelerated in certain circumstances set out in the Stock Option Plan, including but not limited to, if the Advisor ceases to be an Advisor or officer of the Company.

(d) The Advisor shall be eligible to participate in the Company's other incentive plans that the Company has in place from time to time, subject to the terms of such plans, as the Board of Directors of the Company shall deem appropriate.

d. Expenses. Company shall pay or reimburse Advisor for all reasonable travel and other expenses incurred in the performance of their obligations under this Agreement. Any expense in excess of $500 per month shall require Company pre-approval in writing.

5. Restrictive Covenants

a. Non-Competition.  During Advisor's engagement, Advisor shall not, directly or indirectly, anywhere within North America, without the prior written consent of Company, engage in, carry on, or be concerned with any business in direct competition with the Business of the Company. For the purposes of this provision, the "Business of the Company" means the research and development, manufacture, and commercialization of liquid, thermo-sensitive skin substitutes and scaffolds for use in wound healing - including but not limited to burns, tunnel wounds, diabetic foot ulcers and dehiscent wounds - as well as applications in aesthetic medicine as dermal fillers and in surgical reconstruction as 3D personalized implants or scaffolds for regenerative tissue repair.

b. Coverage Responsibilities. Advisor's responsibilities under this agreement shall be performed at such times as the Company deems necessary for the Company to fulfill its contractual agreements and business obligations. Although it is not anticipated that it will be necessary, in the event that the Company requires its providers to occasionally be "on call" after hours, weekends, and holidays, then Advisor agrees to make themself available as needed. Scheduling of times for professionals such as Advisor (both call schedules and regular schedules) shall be developed by the Company's manager and/or its designee.

c. Memberships. Advisor shall maintain current active medical memberships, including meeting all continuing medical education requirements.

d. Certifications. Advisor shall maintain such other current certifications as may from time to time be required by the Company, as long as such certifications are consistent with Advisor's education and training.

e. Non-Solicitation: During Advisor's engagement and for a period of twelve (12) months following termination of this Agreement (regardless of whether the termination is voluntary, involuntary, with or without cause, lawful or unlawful), Advisor shall not without prior written consent of Company, (i) hire or attempt to hire any Advisor or contractor of Company who was an Advisor or contractor of Company as of the date of termination of the Agreement to leave their engagement or engagement with Company, or (ii) affirmatively solicit any patient or customer of Company (or a patient or customer of any of Company's affiliates, subsidiaries, or partners) with whom they had contact with or received confidential information about during Advisor's engagement with Company, for the purpose of engaging in business competitive to Company. This non-solicitation covenant does not apply to existing relationships of Advisor prior to the commencement of engagement with Company.

Advisory Agreement

f. Confidentiality. As used in this Agreement, the term "Confidential Information" relates to the business of Company and means (a) proprietary information of Company; (b) information marked or designated by Company as confidential; (c) information, whether or not in written form or designated as confidential, that is known to Advisor as being treated by Company as confidential; (d) the methods used by Company in the conduct of its business other than 'know-how' and matters attributable to general skill and experience; (e) the lists of Company relating to customers, patients, or Advisors/consultants; (f) information provided to Company by third parties that Company is obligated to keep confidential; (g) all information that Company provides to Advisor during the term of this Agreement that belongs to Company; and (h) medical reports, patient records, discoveries, ideas, designs, drawings, letters, manuals, contracts, patient lists, marketing plans, and financial and technical information of Company and its business. Advisor acknowledges that Advisor will have access to and knowledge of Company's Confidential Information, and that improper use or revelation of the same by Advisor to any third party could cause serious injury to the business of Company. Advisor agrees not to disclose Confidential Information to any third party, except as required by law or to Advisor's accountants or legal representatives.

g. Termination of this Agreement shall not terminate Advisor's obligations contained in this section 5. At the termination of Advisor's engagement with Company (whether voluntary or involuntary, lawful or unlawful, and with or without just cause), Advisor will promptly deliver to Company all equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of Company or containing Confidential Information and all reproductions thereof, in Advisor's possession or control, and, to the extent practicable, shall also fully delete and destroy any electronic copies of any Confidential Information.

6. Termination of Engagement. This Agreement may be terminated in the following circumstances:

a. Termination for Cause. Company may terminate this Agreement at any time for just cause. If Advisor's engagement is terminated in accordance with this provision for just cause, Advisor will have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or damages whatsoever.

b. Termination without Cause. Company may terminate Advisor's engagement in its sole discretion at any time, without cause, by providing Advisor with thirty (30) days' written notice.

Advisory Agreement

c. Advisor Resignation. Advisor may resign their engagement with Company upon providing a minimum of thirty days' written notice to Company. Company may waive such notice, in whole or in part, in its sole discretion, save and except as may be required by the applicable engagement standards legislation.

7. Agreement Read, Understood. Advisor has carefully read and considered the provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Company. Advisor acknowledges that the goodwill and value of Company is enhanced by these provisions, and that said enhancement is desired by Advisor. The language in all parts of this Agreement shall in all cases be construed simply, as a whole, and in accordance with its fair meaning and not strictly for or against any party. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The parties acknowledge and agree that each party has been given the opportunity to independently review this Agreement with legal counsel, and that each party has the requisite experience and sophistication to understand, interpret, and agree to the particular language of the provisions hereof. Accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against the party preparing it.

8. Federal Income Tax Withholding. Company may withhold from any benefits payable under this Agreement all US federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreements between the parties. Advisor agrees that there are no collateral contracts or agreements between Advisor and Company, and that Company has not made any representations, including but not limited to negligent misrepresentation, except as specifically set forth in this Agreement.

11. Default.

a. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(i) default in the payment of the compensation/salary to Advisor;

(ii) default in the performance, or breach, of any covenant or warranty of Company, and continuance of such default or breach for a period of thirty (30) days after there has been given, by registered or certified mail, to Company, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

(iii) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of Company under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Company or of any substantial part of the property of Company, or ordering the winding up or liquidation of Company's affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of thirty (30) consecutive days;

Advisory Agreement

(iv) Company stopping payment of, or being unable to, or admitting an inability to, pay its debts (or any class of its debts) as they fall due, or being deemed unable to pay its debts, or being adjudicated or found bankrupt or insolvent or entering into any composition or other similar arrangements with its creditors under any applicable bankruptcy, insolvency, reorganization or other similar law; or

(v) an administrative or other receiver, manager, administrator, or other similar official being appointed in relation to Company or, as the case may be, in relation to the whole or a substantial part of the undertaking or assets of it, or an encumbrancer taking possession of the whole or a substantial part of the undertaking or assets of it, or a distress, execution, attachment, sequestration, or other process being levied, enforced upon, sued out, or put in force against the whole or a substantial part of the undertaking or assets of it and in any case (other than the appointment of an administrator) not being discharged, removed, or stayed within ninety (90) days.

b. Rescission and Annulment. If an Event of Default occurs and is continuing, then in every such case Advisor may rescind or terminate this Agreement and have no further obligations to perform under this Agreement.

12. Representations and Warranties. Advisor represents and warrants to the Company that:

a. they have the skills, training, knowledge, experience, and expertise required to perform the services required by this Agreement.

b. there are no disciplinary actions pending against Advisor; and

13. Indemnification.

 Provided that Advisor acts honestly, in good faith and with a view to the best interests of Company at all times during the Term, the Parties acknowledge and agree that Advisor shall not be liable for any losses, claims, damages, liabilities, costs, and expenses (including attorney's fees and court costs) ("Claims") to which Company or Advisor may become subject, under any theory of liability whatsoever, arising out of or related to the provision of Advisor's services to Company pursuant to this Agreement, other than any proceeding initiated by Advisor or Company related to any contest or dispute between Advisor and Company with respect to this Agreement.

Advisory Agreement

14. Release.

 Intentionally deleted.

15.  General Provisions.

 a. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Advisor, Advisor's beneficiaries, or legal representatives without Company's prior written consent; provided, however, that nothing in this Paragraph 15(a) shall preclude: (i) Advisor from designating a beneficiary to receive any benefit payable hereunder upon Advisor's death, or (ii) the executors, administrators, or other legal representatives of Advisor or Advisor's estate from assigning any rights hereunder to the person or persons entitled thereunto.

b. No attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

c.  Binding agreement. This Agreement shall be binding upon, and inure to the benefit of, Advisor and Company and their respective permitted successors and assigns.

d. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

e. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

f. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held to be invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.

g. Headings. The paragraph headings herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Advisory Agreement

h. State and Federal Laws. Advisor recognizes that this Agreement at all times is to be subject to applicable state, local, and federal laws. Advisor further recognizes that this Agreement shall be subject to amendments in such laws and regulations and to new legislation such as a new federal or state health insurance program. Any provisions of law that invalidate, or are otherwise inconsistent with, the terms of this Agreement or that would cause one or both of the Parties to be in violation of law, shall be deemed to have superseded the terms of this Agreement; provided, however, that the Parties shall exercise their best efforts to carry out the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of law.

h. Governing Law. This Agreement has been executed and delivered in the State of Nevada and its validity, interpretation, performance, and enforcement shall be governed by the laws of state of Nevada and the federal laws of the United States of America applicable therein.

i. Independent Legal Advice. Advisor acknowledges and agrees that Advisor had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived its right to obtain such advice.

j. Anti-Obsolescence. The terms and conditions of this Agreement shall govern Advisor's engagement relationship with Company, regardless of the length of engagement or any changes to the position, compensation, title and regardless of whether such change is material or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Conexeu Sciences Inc.	Dr. Z. Paul Lorenc

/s/ Jeff Sharpe By: Jeff Sharpe Chairman of the Board of Directors	/s/ Z. Paul Lorenc

Advisory Agreement